UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 1, 2024, Interactive Strength Inc. (the "Company") entered into a Credit Agreement (the “Credit Agreement”) with Vertical Investors, LLC (the “Lender”), pursuant to which the Company received a term loan from the Lender in the original principal amount of $7,968,977.74 (the “Loan”). As previously disclosed, on March 29, 2024, the Company issued to the Lender 1,500,000 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (collectively, the “Preferred Stock”), upon the conversion of $3.0 million of the Loan.

On April 24, 2024 (the “Effective Date”), the Company entered into a Loan Modification Agreement with the Lender (the “Modification Agreement”). Pursuant to the Modification Agreement, the Company agreed to make monthly payments of interest in the amount of $60,000 to the Lender. In addition, the Company agreed to make mandatory principal payments simultaneously with the closing of all future capital raises by the Company or any affiliate of the Company. The first principal payment will be the greater of (i) $3,000,000 (the “Minimum Payment”) or (ii) 20% of the net amount raised from any source of debt, equity, synthetic equity instruments or otherwise less any reasonable expenses paid to third parties (the “Net Capital Raise”). At each capital raise thereafter, the Company shall make a mandatory principal payment to the Lender of 20% of the Net Capital Raise. As of the Effective Date, the outstanding principal amount of the Loan was $4,957,863.06.

On April 24, 2024, the Company entered into a Loan Restoration Agreement with the Lender (the “Restoration Agreement”). Pursuant to the Restoration Agreement, in the event the aggregate amount of funds received by the Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock, if converted by the Lender, or any other securities of the Company issued to the Lender as a result of its holding the Preferred Stock (the aggregate amount of funds, the “Net Trade Value”) received by the Lender on or before December 31, 2024 is less than $3,000,000, within ten (10) business days of written demand therefor, the Company shall pay the Lender the amount that is equal to $3,000,000 less the Net Trade Value. In the event the Net Trade Value is greater than $3,100,000, any amount in excess of $3,100,000 being the “Excess Amount”, the Excess Amount shall be applied by the Lender as follows:

a)
Fifty percent (50%) of the Excess Amount shall be distributed to the Lender as additional gain on the sale of the Preferred Stock;
b)
The remaining fifty percent (50%) of the Excess Amount shall be applied by Lender as a partial payment by the Company of the Origination Fee, which equaled $1,550,000 and the Enhancement Fee, which equaled $750,000;
c)
After the application of the funds as set forth above and provided that the Minimum Payment in the Modification Agreement has not yet been received, such Minimum Payment shall be reduced by a percentage of the “Base Trade Value”, which is the Net Trade Value less the Excess Amount, in accordance with the formulas and schedule as set forth in the Restoration Agreement. By way of example, if the Lender realizes a Base Trade Value of $2,400,000 prior to receipt of the Minimum Payment, then a Discount Percentage of 40% would apply, resulting in a reduction of the Minimum Payment to $1,800,000, calculated as follows:

($2,400,000 / $3,000,000) x 50% = 40% (being the Discount Percentage)

$3,000,000 x 60% (being 1 – 0.40) = $1,800,000 (being the Minimum Payment)

The foregoing descriptions of the Modification Agreement and Restoration Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Modification Agreement and Restoration Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of a press release issued by the Company with respect to the Modification Agreement and Restoration Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Loan Modification Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024.
10.2	Loan Restoration Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024.
99.1	Press Release, dated April 26, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	April 26, 2024	By:	/s/ Michael J. Madigan
Michael J. Madigan
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)